August 2007
Dear Fellow Shareholders,
In the last two letters I’ve written to shareholders, I’ve spent significant time discussing the changes we have been planning for the company. I’ve also laid out our strategy for Winland to emerge as a stronger company in the future. In the first half of 2007 we have been working to build and adjust our electronic manufacturing services (EMS) and proprietary business models to address the sales and market opportunities we see as most viable. While doing this we have been challenged with inconsistent revenue in the first half of 2007 as well as operational issues.
Revenues for the second quarter were $8.1 million, a decrease of 24.5 percent compared to the $10.7 million reported for the second quarter of fiscal 2006, Additionally, we have faced significant margin compression compared to prior years as a result of overcapacity in the EMS sector due to near zero growth in North America.
We have added new business and continue to diversify our customer base. The profile of our typical new manufacturing customer is a customer seeking added value utilizing our full range of services and expertise. One area of growth in particular is in box-build projects, where we are assembling an entire product rather than just a printed circuit board assembly. We will continue to move upstream, taking on more complex and comprehensive projects with the goal of growing revenue and stabilizing margins.
We responded to our near-term challenges by making some difficult decisions during the quarter. While we have outpaced many in the industry, we are not immune from the problems of underutilization of our factory. We are not operating at peak capacity, and the excess overhead has hampered our financial results. We must move cautiously, as we do not want to reduce our overhead expenses so much as to be unable to meet customer demand rapidly. However, we must lower our fixed expenses based on this new revenue reality, at least in the short-term. In addition to fixed cost reductions, we continued to evaluate our inventory, eliminating excess and obsolete materials caused by assembly changes, discontinuing of programs and over supply. As we reported in the first quarter, the business mix and flow changes that have occurred and the associated risks caused us to take actions for possible future obsolescence. After a thorough review and analysis in the second quarter, we were disappointed to find that we needed to increase our reserves further and write off additional raw materials deemed to be not useable. At the conclusion of this detailed review we have set reserves at a levels we believe will be more reflective of the types of business inventory risks we will have going forward. At this point we are confident that the adjustments we are making both in our inventory reserve and our organization, are aligned with our efforts to build the company. The key next step is to continue to build sales revenue and we have been working with our sales team to fill and utilize the capacity and skills we have.
During the last few weeks of the second quarter, we began to see revenue stabilize in line with expectations. Although a few weeks does not make a quarter, modest incremental increases in revenue can make the difference between profit and loss based on the transition budget model under which we are currently operating.
As we have been discussing, the other key to Winland’s growth is to expand our line of proprietary products. We sell a proprietary line of sensors and controls targeted at the “monitoring of critical man-made environments.” These products represent the highest margins of anything we produce. We produce most of these products in our own plant utilizing our manufacturing capacity and our engineering skills, which adds to our overall efficiency. Growth in this portion of our business, in proper ratio to our EMS business, will improve our gross profit margins and add to overall profitability. We continue to lay the groundwork for future success in this area. Following a period of heavy R&D investment to revitalize these products and add technology, we are now building sales and marketing channels, including the development of a new European distribution system. We believe that, given time, these investments will help us to grow this segment of our business. We expect these investments and efforts to begin to bear fruit as we move into 2008.
Our mission is easy to identify. We must grow and strengthen our revenues and build a margin structure with our two primary businesses; electronic manufacturing services for OEM customers and the proprietary critical environment monitoring markets. Over the last several years, we had seen revenue grow in excess of 20% with the bulk of this coming from our EMS business. In fiscal 2007, our business has been adversely affected by both a reduction of revenue from Select Comfort as well as the overall industry slowdown in the first half of the year. However, we are confident in our team’s ability to rebuild momentum.

I should note that Winland was recognized as one of Minnesota’s top 25 fastest growing small public companies based on the previous three years’ sales growth and ranked 11th over all in the top 25 by The Minnesota Business Journal. We have accomplished much. But let me be clear, we remain unsatisfied with the results we are presenting in this letter and we continue to focus on improving our operational efficiency through efforts such as Lean and Six Sigma. We are actively investing in our proprietary products, and working hard to solidify our reputation in the EMS market. On behalf of the board and management team, I want to thank each of you for your patience and support as we continue to transition and build our Company.
Sincerely,

Lorin Krueger
President & CEO
WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Three Months Ended June 30,
	2007	2006
Net sales	$8,099	$10,725
Cost of sales	7,221	9,123

Gross profit	878	1,602

Operating expenses:
General and administrative	716	618
Sales and marketing	421	390
Research and development	432	120

	1,569	1,128

Operating income (loss)	(691)	474

Other income (expenses):
Interest expense	(93)	(31)
Other income, net	2	(3)

	(91)	(34)

Income (loss) before income taxes	(782)	440

Income tax benefit (expense)	274	(149)

Net income (loss)	$(508)	$291

Earnings (loss) per common share:
Basic	$(0.14)	$0.08
Diluted	$(0.14)	$0.08

Weighted-average number of common shares outstanding:
Basic	3,600,856	3,563,164
Diluted	3,600,856	3,669,749

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current Assets
Cash	$265	$51
Accounts receivable, net	3,591	5,165
Refundable Income taxes	560	237
Inventories
Raw materials	5,164	4,881
Work in process	294	327
Finished goods	1,242	1,976
Allowance for obsolete inventory	(551)	(190)

Total inventories	6,149	6,994
Prepaid expenses	479	360
Deferred income taxes	296	278

Total current assets	11,340	13,085

Other Assets	3	3

Property and Equipment, at cost:
Land and land improvements	383	383
Building	3,052	3,048
Machinery and equipment	6,997	6,863
Data processing equipment	1,235	1,003
Office furniture and equipment	481	457

Total property and equipment	12,148	11,754
Less accumulated depreciation	(6,414)	(5,975)

Net property and equipment	5,734	5,779

Total assets	$17,077	$18,867

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Revolving line of credit agreement	$1,879	$1,924
Current maturities of long-term debt	602	627
Accounts payable	1,967	2,830
Accrued expenses:
Compensation	466	673
Allowance for rework and warranty costs	240	126
Other	171	197

Total current liabilities	5,325	6,377

Long Term Liabilities
Long-term debt, less current maturities	1,575	1,706
Deferred income taxes	255	255
Deferred revenue	142	146

Total long-term liabilities	1,972	2,107

Stockholders’ Equity
Common stock	36	36
Additional paid-in capital	4,583	4,429
Retained earnings	5,161	5,918

Total stockholders’ equity	9,780	10,383

Total liabilities and stockholders’ equity	$17,077	$18,867

Cautionary Statements
Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this letter with respect to (i) growth in box-build projects and continuing to move upstream; (ii) beginning to see revenue stabilizing in line with expectations; and (iii) our expectation that investments in proprietary products will begin to bear fruit as we move into 2008, are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, that may cause acutal results to vary materially from those contemplated by such forward looking statements. These risks and uncertainties include, among others, the risks that (i) we will be unsuccessful in adding new customers for both our EMS business and our proprietary products due to intense competition from larger, better-financed competitors located in the U.S. and abroad; (ii) we will be unable to increase sales of our existing proprietary products or develop or obtain new proprietary products due to lack of market acceptance of existing or new products, price competition or other factors , (iii) competition may force the Company to continually develop or revise products thereby causing a long-term increase in costs relating to new or revised products; and (iv) the scheduled release of new products may be delayed due to unanticipated difficulties in the development or manufacturing process. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

1950 Excel Drive Mankato, MN 56001

SECOND QUARTER 2007 RESULTS

Investor information
           Symbol/Exchange: WEX/Amex

Transfer agent
           Registrar & Transfer
           Cranford, NJ 07016
           800-368-5948

Investor relations contacts
           Hayden Communications
           Brett Maas, Partner
           500 Fifth Avenue, Suite 2240
           New York, NY 10110
           646/536-7331
           www.haydenir.com
Lorin Krueger, President & CEO Linda Annis, Manager of Administration Winland Electronics, Inc. 1950 Excel Drive Mankato, MN 56001 507/625-7231 www.winland.com